Exhibit 10.01

Date:	April 27, 2005

To:	Bill Leighton

From:	Bill Ingram, Chairman of the Compensation Committee of the Board of Directors

Subject:	Initial Terms of Employment

Bill:

I am pleased to offer you the full time position of President and Chief Executive Officer of Avici Systems Inc (“Avici”), reporting to the Board of Directors. Your bi-weekly base salary will be $11,538.47, which annualized is $300,000.22. In addition, you will be eligible to receive an annual bonus with a target of 35% of your annual base pay at the discretion of the Compensation Committee of Avici’s Board of Directors.

You will also be granted a non-qualified option to purchase 300,000 shares of Avici common stock with an exercise price per share equal to the fair market value of the Avici common stock on the date of grant. The stock option will vest on a per month basis of 2.0833%. In addition, upon the occurrence of a change of control of Avici, you will receive accelerated vesting of 50% of any unvested stock options. Also, in connection with a change of control, if you are terminated without cause or suffer a reduction in responsibility, position, or compensation, you will receive accelerated vesting of all your remaining unvested stock options. This grant is subject to the terms and conditions of Avici’s 2000 Stock Option and Incentive Plan, as amended (the “Plan”). The term ‘change of control’ used in this memorandum shall have the meaning of the term ‘acquisition’ as set forth in the Plan.

In the event of termination without cause, you will receive twelve months continuation of salary and benefits. Also, in the event you terminate your employment with Avici following a change of control of Avici that brings a reduction in your responsibility, position, or compensation, or you are terminated without cause following a change of control of Avici, you will receive twelve months continuation of salary and benefits.

Avici will provide a housing allowance, not to exceed $3,000 per month, for a location within a reasonable commuting distance to Avici’s headquarters.

You will be eligible to participation in Avici’s benefit programs which offers two medical insurance plans to choose from, Blue Cross/Blue Shield of New England-HMO and Blue Cross/Blue Shield-PPO. Other benefits include Delta Dental plan with orthodontia coverage, a Fidelity 401(k) program, a pre-tax medical and dependent care program, a vision plan, life insurance, supplemental life insurance, short and long-term disability benefits, an Employee Stock Purchase Plan, a legal assistance program, and other optional programs. Avici will also provide you 25 accrued vacation days and 10 holidays days plus 1 floater day each year. Please note that Avici reserves the right to change, modify or discontinue any of its current benefits plans, providers and policies in the future.

Please understand that these terms of employment do not constitute a contract of employment for any particular period or a guarantee of continued employment. Our relationship is one of voluntary employment, “at will”. While we hope our relationship will be mutually beneficial, it should be recognized that you will retain your right to terminate your employment at any time for any reason and that Avici will retain the same right. In accepting these terms, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this memorandum.